Exhibit 99.1

Cirrus Logic Reports Fiscal Q1 2005 Financial Results; Revenue Up 18 Percent Sequentially and 45 Percent Year Over Year

    AUSTIN, Texas--(BUSINESS WIRE)--July 21, 2004--Cirrus Logic Inc. (Nasdaq:CRUS) today announced financial results for the first quarter of fiscal year 2005, ended June 26, 2004.
    The company reported first quarter fiscal year 2005 revenue of $59.1 million, up from $50.2 million in the prior quarter and $40.7 million reported in the first quarter of fiscal year 2004. First quarter gross margin was 53.6 percent, an improvement from 52.4 percent in the prior quarter, and 48.5 percent in the first quarter one year ago. First quarter fiscal year 2005 combined research and development and selling, general and administrative expenses were $31.2 million, compared with $31.5 million in the prior quarter, and $33.2 million in the first fiscal quarter of 2004.
    Net loss in the first quarter fiscal year 2005 was $3.4 million, or a loss of $0.04 per share. The first quarter results included $5.7 million of expense for acquisition- and restructuring-related items, primarily amortization of acquired intangibles. First quarter results also included a $669,000 realized gain on the sale of marketable securities. In comparison, the company reported a net income of $10.3 million, or $0.12 per diluted share, in the prior quarter. The fourth quarter results included a benefit to net income from a net expense reduction of $17.0 million related to a transaction with Broadcom Corporation for certain U.S. and foreign patents associated with a business that Cirrus Logic exited several years ago, as well as a $2.0 million realized gain on the sale of marketable securities. The company's fourth quarter results also included $4.5 million of expense for acquisition- and restructuring-related items, primarily amortization of acquired intangibles. The company reported a net loss of $24.3 million, or a loss of $0.29 per share, in the first quarter of fiscal year 2004. The first quarter of fiscal year 2004 results included $12.9 million of expense for acquisition- and restructuring-related items.
    Total cash, marketable securities and other investments at the end of the first quarter of fiscal year 2005 was approximately $198 million, compared with $200 million at the end of the prior quarter and $116 million at the end of the first quarter of fiscal year 2004.
    "We are encouraged by the growing demand for our analog semiconductors, which are used in a wide array of consumer entertainment and targeted industrial applications," said David D. French, president and CEO of Cirrus Logic Inc. "Sales of these semiconductors totaled $50.7 million in the June quarter, up 12 percent from the March quarter. Our video encoding and decoding ICs, which are used in DVD recorders, DVD receivers, DVD players and USB peripherals, also experienced increased demand as our expanding video customer base began to ramp production of new models. Sales of our video ICs in the June quarter totaled $8.4 million, a 65 percent increase over the prior quarter."

    Outlook and Guidance

    "Going into the seasonally stronger second half of calendar 2004, we increased our wafer starts and inventories during the June quarter. We expect to see higher sales in the September quarter across all of our major product lines. With 45 percent year-over-year revenue growth in the June quarter, we are off to a good start for the fiscal year and we remain confident that our strong and expanding product portfolio with its core analog and mixed-signal offerings will enable us to achieve strong year-over-year revenue growth," said French.


    Second Quarter FY 05 (ending Sept. 25, 2004)

    -- Revenue is expected to be between $61 million and $68 million, with the following revenue contribution by product category:

        -- Analog, which is primarily composed of audio converters and analog ICs used in industrial applications, is expected to be between $51 million to $53 million, up from $50.7 million in the June quarter and $45.1 million in the March quarter; and

        -- Video, with its high degree of variability due in part to uncertainty about North American consumer confidence and spending, could range between $10 million to $15 million, which compares with $8.4 million in the June quarter and $5.1 million in the March quarter.

    -- Gross margin is expected to be in the range of 52 percent to 54 percent.

    -- Combined R&D and SG&A expenses are expected to total $30 million to $32 million.

    Conference Call

    Cirrus Logic management will hold a conference call to discuss these results today, July 21, at 4 p.m. Central Time. Those wishing to join should dial 201-689-8044 at approximately 3:50 p.m. Central Time. A replay of the call will be available starting one hour after the completion of the call until Aug. 4, 2004. To access the replay, dial 201-612-7415 (account no.: 2445; conference no.: 110273). A live and an archived webcast of the conference call will also be available via the company's Web site at www.cirrus.com.

    Upcoming Investor Conferences

    Cirrus Logic management will be presenting at two upcoming conferences in Boston, Mass.: the 24th Annual Adams Harkness Summer Seminar on Aug. 5 and the 32nd Annual SG Cowen Fall Technology Conference on Sept. 10. Those wishing to listen to management's presentation can hear a live and/or an archived webcast of these events at www.cirrus.com.

    Cirrus Logic Inc.

    Cirrus Logic is a premier supplier of high-performance analog, mixed-signal and digital processing solutions for consumer entertainment electronics, automotive entertainment and industrial product applications. Building on its global market leadership in audio ICs and its rich mixed-signal patent portfolio, Cirrus Logic targets audio, video and precision mixed-signal applications in these growing markets. The company operates from headquarters in Austin, Texas, with offices in California, Colorado, Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

    Safe Harbor Statement

    Except for historical information contained herein, the matters set forth in this news release, including our estimates of second quarter fiscal year 2005 revenues, combined research and development and selling, general and administrative expense levels, gross margin, and expectations regarding our revenue growth and operating profit opportunities, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially from our current expectations, estimates and assumptions and the forward-looking statements made in this press release. These risks and uncertainties include, but are not limited to, the following: overall conditions in the semiconductor market; the expansion of the consumer digital entertainment electronics market; our ability to introduce new products on a timely basis and to deliver products that perform as anticipated; risks associated with international sales and international operations; the results of any potential and pending litigation matters; the level of orders and shipments during the second quarter of fiscal year 2005, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; pricing pressures; hardware or software deficiencies; our dependence on subcontractors for assembly, manufacturing, packaging and testing functions; our ability to make continued substantial investments in research and development; foreign currency fluctuations; the retention of key employees; the impact of restructuring and other costs, such as work force reductions and facility consolidations; and the risk factors listed in our Form 10-K for the year ended March 27, 2004, and in other filings with the Securities and Exchange Commission. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

    Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc. All other product names noted herein may be trademarks of their respective holders.

    Summary financial data follows:


                           CIRRUS LOGIC INC.
            CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)

                                               Quarter Ended
                                     ---------------------------------
                                      June 26,   March 27,   June 28,
                                        2004       2004        2003
                                     ---------- ----------- ----------
Net sales                              $59,117     $50,214    $40,724

Costs and expenses:
  Cost of sales                         27,444      23,921     20,989
  Research and development              18,707      16,871     20,646
  Selling, general and
   administrative                       12,494      14,635     12,517
  Restructuring and other costs          1,723         595      7,640
  Amortization of acquired
   intangibles                           3,419       3,419      3,778
  Patent agreement, net                     --     (17,000)        --
                                     ---------- ----------- ----------
       Total costs and expenses         63,787      42,441     65,570
                                     ---------- ----------- ----------

Income (loss) from operations           (4,670)      7,773    (24,846)

Realized gain (loss) on marketable
 equity securities                         669       1,967         --
Interest income (expense), net             696         555        623
Other income (expense), net                (66)        (11)       (73)
                                     ---------- ----------- ----------
Income (loss) before income taxes
 and loss from discontinued
 operations                             (3,371)     10,284    (24,296)
Provision (benefit) for income taxes        24         (33)        21
                                     ---------- ----------- ----------
Net income (loss)                      $(3,395)    $10,317   $(24,317)
                                     ========== =========== ==========

Basic income (loss) per share:
  From continuing operations            $(0.04)      $0.12     $(0.29)
  Discontinued operations                   --          --         --
                                     ---------- ----------- ----------
                                        $(0.04)      $0.12     $(0.29)
                                     ========== =========== ==========

Diluted income (loss) per share:
  From continuing operations            $(0.04)      $0.12     $(0.29)
  Discontinued operations                   --          --         --
                                     ---------- ----------- ----------
                                        $(0.04)      $0.12     $(0.29)
                                     ========== =========== ==========
  Basic weighted average common
   shares outstanding                   84,419      84,355     83,763
  Diluted weighted average common
   shares outstanding                   84,419      86,729     83,763



                           CIRRUS LOGIC INC.
                 CONSOLIDATED CONDENSED BALANCE SHEET
                            (in thousands)

                                   June 26,    March 27,    June 28,
                                     2004        2004         2003
                                 ------------ ----------- ------------
 ASSETS                          (unaudited)              (unaudited)
 Current assets
  Cash and cash equivalents         $168,976    $157,893     $103,667
  Restricted cash                      8,159       8,159       11,844
  Marketable securities               18,438      27,093          754
  Accounts receivable, net            27,927      19,804       23,627
  Inventories                         40,988      29,632       21,185
  Other current assets                 8,597      10,547       10,617
                                 ------------ ----------- ------------
      Total Current Assets           273,085     253,128      171,694

 Long-term marketable securities       2,112       6,996           --
 Property and equipment, net          22,982      22,663       26,987
 Intangibles, net                     24,929      28,638       34,082
 Other assets                          2,912       3,247        5,895
                                 ------------ ----------- ------------
   Total Assets                     $326,020    $314,672     $238,658
                                 ============ =========== ============

 LIABILITIES AND STOCKHOLDERS'
  EQUITY
 Current liabilities
  Accounts payable and accrued
   liabilities                       $66,725     $52,729      $43,900
  Income taxes payable                30,124      30,107       37,531
                                 ------------ ----------- ------------
     Total Current Liabilities        96,849      82,836       81,431

 Long-term obligations                17,525      17,737       17,077

 Minority interest in eMicro              --          --           --

 Stockholders' equity:
  Capital stock                      873,319     871,679      868,827
  Accumulated deficit               (660,804)   (657,409)    (728,229)
  Accumulated other
   comprehensive loss                   (869)       (171)        (448)
                                 ------------ ----------- ------------
      Total Stockholders' Equity     211,646     214,099      140,150
                                 ------------ ----------- ------------
        Total Liabilities and
         Stockholders' Equity       $326,020    $314,672     $238,658
                                 ============ =========== ============

    CONTACT: Cirrus Logic Inc., Austin
             David H. Allen, 512-851-4122
             david.allen@cirrus.com